Exhibit 21

Entity Name	State of Organization
WRIT Limited Partnership	Delaware
Real Estate Management, Inc.	Maryland
WRIT-NVIP, L.L.C.	Virginia
Washington Parking, Inc.	Maryland
WRIT Dulles Station, L.L.C.	Delaware
Washington Metro Inc.	Maryland
WRIT Dulles Holdings, L.L.C.	Delaware
WRIT Dulles II, L.L.C.	Delaware
WRIT-MBA, L.L.C.	Delaware
Cascade/Maryland Properties LLC	Washington
Munson Hill Towers, L.L.C.	Virginia
WRIT Prosperity Holdings, L.L.C.	Delaware
WRIT 8501-8503, L.L.C.	Delaware
WRIT 8505, L.L.C.	Delaware
Shady Grove Medical Village II, L.L.C.	Maryland
Shady Grove Medical Village III, L.L.C.	Maryland
WRIT Dulles I, L.L.C.	Delaware
WRIT Frederick Crossing Land, L.L.C.	Delaware
WRIT Frederick Crossing Lease, L.L.C.	Delaware
WRIT Frederick Crossing Associates, Inc.	Maryland
Frederick Crossing Associates, L.C.	Virginia
Frederick Crossing Retail Associates, L.C.	Virginia
Dalton Ventures, L.L.C.	Delaware
WRIT Investment Nine, L.L.C.	Maryland
WRIT Investment Ten, L.L.C.	Maryland
WRIT Investment Thirteen, L.L.C.	Maryland
SGMB L.P.	Maryland
SGPC L.L.C.	Maryland
WRIT Beltway 50 Limited Partnership, L.L.L.P.	Maryland
Plumtree Partners, L.L.C.	Maryland
WRIT 15005 SG, L.L.C.	Delaware
SME Rock, L.L.C.	Delaware
SYN-Rock, L.L.C.	Maryland
Trade Rock, L.L.C.	Delaware
SAH Ridge L.L.C.	Delaware
SYN-Ridge, L.L.C.	Maryland
SME Rock Manager, Inc.	Delaware
SYN-Rock Manager, Inc.	Delaware
Trade Rock Manager, Inc.	Delaware
M.O.R.F III Associates L.P.	Maryland
WRIT – Spectrum L.L.C.	Delaware
MORF 6, L.L.C.	Delaware
WRIT 2440 M, L.L.C.	Delaware
WRIT Woodholme, L.L.C.	Delaware
Woodholme Medical Office Building, L.L.C.	Delaware
Morgstan, L.L.C.	Maryland
WH-I Land, L.L.C.	Maryland
FR/Cal Columbia Park, L.L.C.	Delaware
WRIT-Kenmore, L.L.C.	Delaware
WRIT-2445 M, L.L.C.	Delaware
WRIT Gateway Overlook, L.L.C.	Delaware
WRIT 1140 CT, L.L.C.	Delaware